UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)
Allied World Assurance Company Holdings, Ltd

(Name of Issuer)
Common Shares, $.03 par value per share

(Title of Class of Securities)
G0219G203

(CUSIP Number)
December 14, 2007

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
          *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
          The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G0219G203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) American International Group, Inc. I.R.S. Identification No. 13-2592361

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Incorporated under the laws of the State of Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,000,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,000,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,000,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	3.9%

12	TYPE OF REPORTING PERSON (See Instructions)

	CO

Page 2 of 5 Pages

Item 1(a) NAME OF ISSUER
Item 1(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES
Item 2(a) NAME OF PERSON(S) FILING
Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE(S)
Item 2(c) CITIZENSHIP
Item 2(d) TITLE OF CLASS OF SECURITIES
Item 2(e) CUSIP NUMBER
Item 3. TYPE OF PERSONS FILING
Item 4. OWNERSHIP
Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Item 9. NOTICE OF DISSOLUTION OF GROUP
Item 10. CERTIFICATION
SIGNATURE

Item 1(a)	NAME OF ISSUER:

Allied World Assurance Company Holdings, Ltd

Item 1(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

27 Richmond Road,
Pembroke HM 08
Bermuda

Item 2(a)	NAME OF PERSON(S) FILING:

American International Group, Inc.

Item 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE(S):

American International Group, Inc.
70 Pine Street
New York, New York 10270

Item 2(c)	CITIZENSHIP:

The information requested hereunder is set forth under Item 4 of the cover page to this Schedule 13G.

Item 2(d)	TITLE OF CLASS OF SECURITIES:

Common Shares, $.03 par value per share

Item 2(e)	CUSIP NUMBER: G0219G203

Item 3.	TYPE OF PERSONS FILING.

Not applicable.

Item 4.	OWNERSHIP.

(a) through (c). Certain information requested hereunder is set forth under Items 5 through 9 and Item 11 of the cover page to this Schedule 13G. All of the common shares shown as beneficially owned by the reporting person on the cover page to this Schedule 13G are issuable pursuant to the exercise of a warrant held by the reporting person.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Page 3 of 5 Pages

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Not applicable.

Page 4 of 5 Pages

SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.
Dated December 18, 2007

/s/ Kathleen E. Shannon

Name:	Kathleen E. Shannon
Title:	Senior Vice President and Secretary

Page 5 of 5 Pages